Exhibit 99.1

PRESS RELEASE

CIRCOR Reports Preliminary Fourth-Quarter 2010 Results

•	Expects to Report Revenue and Adjusted Earnings Per Share Within Low End of Guidance

•	Anticipates Strong 22% YOY Order Growth in Fourth Quarter

•	Company Presentation at Gabelli & Company Inc. 21st Annual Pump, Valve and Motor Symposium to be Webcast Live at 11:30 a.m. ET Today

Burlington, MA – February 17, 2011 – CIRCOR International, Inc. (NYSE: CIR), a provider of valves and other highly engineered products and subsystems that control the flow of fluids safely and efficiently in the aerospace, energy and industrial markets, today announced preliminary financial results for the fourth quarter of 2010 in advance of its presentation at the Gabelli & Company 21st Annual Pump, Valve and Motor Symposium.

The Company expects sales for the fourth quarter to be approximately $194 million, within previous guidance of $192 to $202 million; GAAP earnings per diluted share in the range of $0.43 and $0.44; and adjusted earnings per diluted share in the range of $0.52 to $0.53, within previous guidance of $0.50 to $0.63. Adjusted earnings per diluted share exclude approximately $1.4 million after-tax Leslie bankruptcy and asbestos charges. The Company also expects that incoming orders will be approximately $212 million for the fourth quarter of 2010, a 22% increase from the fourth quarter of 2009. These preliminary results are subject to adjustments from CIRCOR’s year-end audit, which has not yet been completed.

“Revenues and adjusted earnings per share were both at the low end of our guidance ranges for the quarter,” said Chairman and Chief Executive Officer Bill Higgins. “Total revenues increased by approximately 23% year over year, primarily as a result of short-cycle Energy growth. Our GAAP and adjusted earnings for the fourth quarter were affected by two items, including $0.11 from significant cost overruns on large international energy projects to be shipped in 2011, partially offset by a $0.05 gain from an asset sale. Orders were strong in the fourth quarter, up 22% from the fourth quarter of 2009. Energy segment orders were particularly strong, up by 50% year over year.”

CIRCOR International will report its fourth-quarter and year-end financial results on Thursday, February 24, 2011.

Gabelli Conference Webcast Information

The Company’s presentation at the Gabelli & Company Inc. 21st Annual Pump, Valve and Motor Symposium will be webcast live at 11:30 a.m. ET today, February 17. A link to the webcast can be found on the “Webcasts & Presentations” section of the Company’s investor relations website at http://investors.circor.com. An archive of the presentation will be available on the Company’s website for approximately 90 days.

Fourth-quarter and Year-end 2010 Conference Call Information

CIRCOR International will hold a conference call to review its fourth-quarter and year-end financial results on Thursday, February 24, 2011, at 10:00 a.m. ET. Those who wish to listen to the conference call and view the accompanying presentation slides should visit “Webcasts & Presentations” in the “Investors” portion of the CIRCOR website. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328. If you are unable to listen to the live call, the webcast will be archived for one year on the Company’s website.

Use of Non-GAAP Financial Measures

Adjusted earnings per diluted share is a non-GAAP financial measure and is intended to serve as a complement to results provided in accordance with accounting principles generally accepted in the United States. CIRCOR believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available below in this news release.

CIRCOR INTERNATIONAL, INC.

RECONCILIATION OF FUTURE PERFORMANCE MEASURES TO COMMONLY

USED GENERALLY ACCEPTED ACCOUNTING PRINCIPLE TERMS

UNAUDITED

	4th QTR 2010
	Low	High

ESTIMATED ADJUSTED EARNINGS PER SHARE [EPS EXCLUDING SPECIAL, IMPAIRMENT, AND LESLIE ASBESTOS AND BANKRUPTCY CHARGES, NET OF TAX]	$0.52	$0.53
LESS:
Expected special charges (recoveries), net of tax impact on EPS	$—	$—
Expected impairment charges, net of tax impact on EPS	$—	$—
Expected Leslie asbestos and bankruptcy charges, net of tax impact on EPS	$0.09	$0.09

EXPECTED EARNINGS PER COMMON SHARE (Diluted)	$0.43	$0.44

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Any statements in this press release that are not statements of historical fact are

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forward-looking statements, including, but not limited to, those relating to CIRCOR’s expected fourth-quarter financial results. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED “RISK FACTORS” IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q, WHICH CAN BE ACCESSED UNDER THE “INVESTORS” LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About CIRCOR International, Inc. CIRCOR International, Inc. designs, manufactures and markets valves and other highly engineered products and subsystems that control the flow of fluids safely and efficiently in the aerospace, energy and industrial markets. With more than 7,000 customers in over 100 countries, CIRCOR has a diversified product portfolio with recognized, market-leading brands. CIRCOR’s culture, built on the CIRCOR Business System, is defined by the Company’s commitment to attracting, developing and retaining the best talent and pursuing continuous improvement in all aspects of its business and operations. The Company’s strategy includes growing organically by investing in new, differentiated products; adding value to component products; and increasing the development of mission-critical subsystems and solutions. CIRCOR also plans to leverage its strong balance sheet to acquire strategically complementary businesses. For more information, visit the Company’s investor relations web site at http://investors.circor.com.

Contact:

Frederic M. Burditt

Chief Financial Officer

CIRCOR International

(781) 270-1200

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